Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact: Tim Wesley at (412) 825-1543

Wabtec Reports 54 Percent EPS Growth In Fourth Quarter, And Reduction In Net Debt Of $65 Million For Full Year 2004

WILMERDING, Pa., Feb. 22, 2005 — Wabtec Corporation (NYSE: WAB) today reported earnings per diluted share of 20 cents, net income of $9.2 million and EBITDA of $23.5 million for the fourth quarter of 2004. In the year-ago fourth quarter, Wabtec reported earnings per diluted share of 13 cents, net income of $5.9 million and EBITDA of $19.4 million. Wabtec said the earnings increase in the fourth quarter resulted mainly from higher sales.

For the full year, the company had earnings per diluted share of 71 cents, net income of $32.4 million and EBITDA of $80.8 million. During the year, the company reduced debt, net of cash, by $65 million.

“We achieved our earnings target for the year and continued to generate substantial cash,” said William E. Kassling, Wabtec’s chairman, president and chief executive officer. “With our strong balance sheet, we have the financial flexibility to invest in future growth opportunities, such as acquisitions. At the same time, we continue to evaluate and implement ways to improve our gross margins and future profitability through internal restructuring actions.”

2004 Fourth Quarter

The quarter’s results included expenses of about 2 cents per diluted share for asset writedowns in Mexico and China, and a benefit of 1 cent per diluted share from the reversal of a reserve related to a discontinued operation.

Net sales of $224.4 million were 9 percent higher than the prior-year quarter, primarily due to increased sales of components for new freight cars and locomotives in North America, and the ramp up of transit door renovation contracts in the U.K. Gross margin was 24.8 percent, compared to 24.6 percent in the third quarter of 2004 and 25.8 percent in the year-ago fourth quarter, primarily due to higher raw materials costs. The 2004 fourth quarter also included a charge of $750,000 to write down the value of certain equipment in Mexico, where the company has decided to exit a low-margin product line (gears and pinions).

Operating expenses included a $387,000 writedown of a joint venture investment in China. Interest expense, net decreased to $2.1 million, primarily due to a lower debt level during the 2004 quarter and higher interest income. Other expense in the year-ago quarter consisted primarily of charges for asset writedowns and a foreign exchange loss. The company had an effective tax rate of 36.5 percent in both quarters. Income from discontinued operations resulted from the reversal of a reserve that was no longer necessary. The reserve was established following the disposition of a business unit in a prior year.

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Wabtec’s debt, net of cash, at Dec. 31, 2004 was $54.8 million (15 percent of total capital), compared to $120 million (33 percent of total capital) at Dec. 31, 2003. This compares to a peak of $562 million (75 percent of total capital) in the third quarter of 2000.

2005 Outlook Affirmed

As previously disclosed, Wabtec expects 2005 sales to be about $900 million. At this sales level, Wabtec expects 2005 earnings per diluted share to be about $1. Included in this guidance is the acquisition of the assets of Rütgers Rail S.p.A. for $36 million in cash, which was completed earlier this year. Based in Italy, Rütgers Rail is a leading manufacturer of brake shoes, disc pads and interior trim components in Europe.

Also included in the guidance are expenses for actions that Wabtec expects to take to improve future profitability. So far in 2005, the company has relocated a ball valve product line from Canada to the U.S., and it initiated the consolidation of a transit products plant in the United Kingdom into another company-owned facility in the same country.

“We are taking actions to improve our cost position throughout our operations,” Kassling said. “These actions include applying our traditional lean manufacturing principles, as well as pursuing lower-cost sourcing, and restructuring underperforming units to expand our margins.

“We are also optimistic about the opportunities we see for top-line growth. Freight rail traffic continues to increase, which has had a favorable impact on our aftermarket parts and service businesses, and the industry’s order book for new rolling stock remains strong. In addition, railroads are seeking to improve their capacity, and that bodes well for our technology products. Our Transit Group is posting solid numbers, even as we prepare for the ramp up of a major New York City subway car order in 2006. And we continue to explore opportunities for international growth, including the export of our U.S.-made products.”

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

This press release contains forward-looking statements. Wabtec’s actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the U.S. economy; lower-than-expected deliveries of new rolling stock in 2005; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

To listen to the company’s earnings conference call, log on to www.wabtec.com. The call will be held today at 1 p.m., eastern time.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth Quarter 2004	Fourth Quarter 2003	For the Twelve Months 2004	For the Twelve Months 2003
Net sales	$224,388	$206,356	$822,018	$717,924
Cost of sales	(168,759)	(153,169)	(616,854)	(528,474)

Gross profit	55,629	53,187	205,164	189,450

Selling, general and administrative expenses	(30,017)	(29,508)	(112,621)	(102,398)
Engineering expenses	(8,345)	(8,669)	(33,795)	(32,929)
Amortization expense	(1,044)	(1,180)	(3,343)	(4,309)

Total operating expenses	(39,406)	(39,357)	(149,759)	(139,636)

Income from operations	16,223	13,830	55,405	49,814

Interest expense, net	(2,066)	(3,315)	(11,528)	(11,118)
Other expense, net	(145)	(1,750)	(1,020)	(3,654)

Income from continuing operations before income taxes	14,012	8,765	42,857	35,042

Income tax expense	(5,114)	(3,199)	(10,761)	(12,790)

Income from continuing operations	8,898	5,566	32,096	22,252

Discontinued operations
Income from discontinued operations (net of tax)	349	325	349	451

Net income	$9,247	$5,891	$32,445	$22,703

Earnings Per Common Share
Basic
Income from continuing operations	$0.19	$0.12	$0.71	$0.51
Income from discontinued operations	0.01	0.01	0.01	0.01
Net income	$0.20	$0.13	$0.72	$0.52

Diluted
Income from continuing operations	$0.19	$0.12	$0.70	$0.51
Income from discontinued operations	0.01	0.01	0.01	0.01
Net income	$0.20	$0.13	$0.71	$0.52

Weighted average shares outstanding
Basic	45,926	43,981	44,993	43,538

Diluted	46,814	44,774	45,787	43,974

Sales by Segment
Freight Group	$161,047	$146,655	$587,685	$522,279
Transit Group	63,341	59,701	234,333	195,645

Total	$224,388	$206,356	$822,018	$717,924

EBITDA Reconciliation
Net income	$9,247	$5,891	$32,445	$22,703
Interest expense	2,066	3,315	11,528	11,118
Income tax expense	5,114	3,199	10,761	12,790
Depreciation	6,043	5,768	22,769	20,975
Amortization	1,044	1,180	3,343	4,309

EBITDA	$23,514	$19,353	$80,846	$71,895